ENERGY PRODUCERS, INC
                          Board of Directors Resolution


LET IT BE KNOWN BY ALL MEN present this 25th day of August 1999 that the Board of Directors of ENERGY PRODUCERS, INC. having met in a duly convened meeting hereby resolve, ratify and approve the following measures be taken:

1. Formal approval and ratification of the plan of reorganization of Energy Producers, Inc. formerly Sterling Market Positions, Inc. and *Energy Producers Group, Inc. dated August 11, 1999.

2. Instruction to the transfer agent for the approved issuance and delivery of 9,820,835 shares of the Company's common class unregistered shares with restrictive legend on a pro-rata basis to the former shareholders of Energy Producers Group, Inc. in accordance with the Companies plan of reorganization.

3. Upon receipt of letter authorizations returned and manually signed representing the verbally approved consent and majorities vote of 100% of the shareholders-members of Energy Producers Group, Inc. The majorities vote of the Board herewith co-authorizes the formal dissolution of Energy Producers Group, Inc. and filing in of its Articles of Dissolution with the State of Nevada.

The Chairman directed a true and correct copy be place in the minute books of the corporation.

/s/ Mel Herzog                                   /s/ Jay C. Wilson
--------------                                   -----------------
Mel Herzog, Chairman                             Jay C. Wilson, Director

/s/ Dennis R. Alexander                          /s/ W.A. Sanders
-----------------------                          ----------------
Dennis R. Alexander, Director                    W.A. Sanders, Director

/s/ David J. Kronenberg                          /s/ Larry W. Trapp, Director
-----------------------                          ----------------------------
David J. Kronenberg, Director                    Larry W. Trapp, Director



The enclosed is certified to be a true and correct copy for placement in the minute books of the corporation this 25th day of August 1999.

                                                  /s/ Melvena Alexander
                                                  -----------------------------
                                                  Melvena Alexander, Secretary
Corporate Seal